Exhibit 2

332/04-jmd

For immediate release

DRD BID FOR EMPEROR MOVES AHEAD

Johannesburg, South Africa. 13 April 2004. Durban Roodepoort Deep, Limited’s (JSE:DUR; NASDAQ:DROOY; ASX: DRD) bid for Emperor Mines Limited has progressed with the dispatch to Emperor shareholders of the Bidder’s Statement, confirming the offer of one DRD share for every five of their Emperor shares.

Reaction to the DRD offer, announced on 8 March, has been positive for Emperor’s share price, which jumped 32% to A$0.88 when trading in Emperor shares recommenced after the bid was announced. Since the announcement, shares representing some 20% of Emperor’s current issued capital have changed hands.

DRD currently has a market capitalisation of around A$1 billion and expects to produce more than 1 million ounces of gold this year from its eight operations in three countries.

DRD Chief Executive Officer, Ian Murray, said Emperor shareholders will receive greater value from being part of the expanded DRD.

He said benefits to Emperor shareholders from the DRD bid include:

•                  being part of a major international gold company;

•                  diversification of geographical and operational risk;

•                  better liquidity on overseas exchanges;

•                  direct exposure to the gold price because of DRD’s policy of not hedging gold production; and

•                  DRD’s specialisation in extending the life and maximising the value of complex underground gold mines.

“Based on the information available, DRD also expects to continue to fund the Phase II expansion program of Emperor’s Vatukoula gold mine in Fiji,” Mr Murray said.

The Bidder’s Statement was lodged with the Australian Securities and Investment Commission (ASIC) and the Australian Stock Exchange on 26 March 2004, with the offer dated from today. Unless extended, the offer will close at 7pm (Sydney time) on 14 May 2004.

Emperor Shareholder Infoline:

From within Australia is 1800 118 938 (toll free)

From outside Australia is +61 8 9386 2651

As required by the Corporations Act, calls to these numbers will be recorded.

Queries:

South Africa	Australasia

Investor and Media Relations	Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited	Paul Downie, Porter Novelli
+27 11 381 7826 (office)	+61 893 861 233 (office)
+27 83 604 0820 (mobile)	+61 414 947 129 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations

Susan Borinelli, Breakstone & Ruth International

Phil Dexter, St James’s Corporate

+1 646-536-7018 (office)	+44 20 7499 3916 (office)
+1 917-570-8421 (mobile)	+44 779 863 4398

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

DRD is the world’s 10th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1997, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml

This announcement does not constitute an offer to sell or solicitation of an offer to purchase any of the DRD securities described herein, which offer or solicitation shall be made only pursuant to the offer contained in the Bidders Statement. The offer of DRD securities described herein will be made within the United States pursuant to applicable exemptions from the registration requirements of the United States securities laws. The DRD shares issued under this offer have not been registered under the US Securities Act and may not be offered or sold within the United States or to US persons unless they are registered under the US Securities Act or an exemption from the registration requirements under that Act is available.